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                                                                      EXHIBIT 23





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-51163, 33-55309 and 33-62055, all on Form S-3; in Post-Effective Amendment No. 1 to Registration Statement No. 33-17970 and Registration Statement Nos. 33-51277, 33-54169, 33-56625, 33-57043, 33-58461 and 333-01545, all on Form S-8;
and in Registration Statement No. 33-36239 on Form S-4 of our report, dated February 13, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's method of accounting for income taxes and other postretirement benefits), appearing in and incorporated by reference in your Annual Report on Form 10-K of PacifiCorp for the year ended December 31, 1995.





DELOITTE & TOUCHE LLP

Portland, Oregon
March 28, 1996